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                                      LOGO
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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   To Be Held Friday, May 28, 1999 at 9 a.m.


To Our Stockholders:


     Notice is hereby given that the annual meeting of stockholders of At Home Corporation will be held at the principal executive offices of @Home at 425 Broadway, Redwood City, California 94063 on Friday, May 28, 1999 at 9 a.m., Pacific time, for the following purposes:



          1. To approve @Home's fifth amended and restated certificate of incorporation as set forth in Annex B to the attached prospectus/proxy statement to:



             - split each share of each series of @Home's outstanding common stock into two shares of the same series of common stock


             - increase the authorized number of shares of capital stock to
               729,369,414

             - increase the authorized number of shares of common stock to
               719,719,414

             - increase the authorized number of shares of Series A common stock to 683,700,000

             - increase the authorized number of shares of Series B common stock to 30,800,000


             - decrease the authorized number of shares of Series K common stock to 5,219,414



             - increase the additional board vote required for corporate actions
               (in addition to approval by a majority of all directors) from approval of at least a majority of the Series B directors (who are designated by TCI, Cox and Comcast) to approval of at least 75% of the Series B directors



             - eliminate the Series B committee of the board, which is composed of the Series B directors who are officers, directors or employees of TCI and its subsidiaries and which holds the exclusive rights to specify the total number of directors of @Home and to fill any vacancies that result from an increase by the Series B committee in the total number of @Home directors



             - delete references to the right of holders of Series K common stock to elect a Series K director, which has lapsed because there are insufficient shares of Series K common stock outstanding



          2. To approve the issuance of shares of @Home Series A common stock in the merger of Countdown Acquisition Corp., a wholly-owned subsidiary of @Home, with and into Excite, Inc. as contemplated by an Agreement and Plan of Reorganization dated as of January 19, 1999, among @Home, Excite and Countdown. The merger agreement is included as Annex A to the attached prospectus/proxy statement. In the merger, @Home will issue 1.041902 pre-split shares of @Home Series A common stock for each share of outstanding Excite common stock.



          3. To elect eleven directors of @Home, consisting of two Series A directors, five Series B directors and four additional directors, to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. @Home's board of directors intends to present the following nominees for election as directors:



          SERIES A DIRECTORS              SERIES B DIRECTORS             ADDITIONAL DIRECTORS
          ------------------              ------------------             --------------------
    L. John Doerr                   C. Michael Armstrong            George Bell
    William R. Hearst III           Leo J. Hindery, Jr.             Thomas A. Jermoluk
                                    John C. Petrillo                John C. Malone
                                    Brian L. Roberts                James R. Shaw
                                    David M. Woodrow

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          4. To consider and vote upon a proposal to amend @Home's 1997 equity incentive plan to increase the number of shares of Series A common stock reserved for issuance under this plan by 8,675,000 shares.



          5. To ratify the appointment of Ernst & Young LLP as @Home's independent auditors for 1999.



          6. To transact any other business that may properly come before the @Home meeting or any adjournment.


     The merger cannot be completed unless the holders of a majority of the total voting power of the shares of @Home common stock represented in person or by proxy at the @Home meeting approve the issuance of Series A common stock in the merger, and a majority of the total voting power of all outstanding shares of each series of @Home common stock approve and adopt @Home's new fifth amended and restated certificate of incorporation. The vote required for each of the proposals is set forth in the section of the prospectus/proxy statement entitled "The @Home Meeting."

     The merger is discussed in more detail in the sections of the attached prospectus/proxy statement entitled "The Merger" and "The Merger Agreement." You should read the attached prospectus/proxy statement carefully.

     Only stockholders of record at the close of business on March 29, 1999, the record date, are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

                                       By Order of the Board of Directors
                                       of At Home Corporation


                                       /s/ David G. Pine

                                       David G. Pine
                                       Vice President, General Counsel and
                                       Secretary

Redwood City, California

April 27, 1999


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.